Exhibit 99.1

FOR IMMEDIATE RELEASE	GREENHUNTER ENERGY, INC.
SENATOR JIM SASSER APPOINTED TO
GREENHUNTER ENERGY BOARD OF DIRECTORS
GRAPEVINE, TEXAS, FEBRUARY 21, 2008 — GreenHunter Energy, Inc. (AMEX: GRH) announced today the appointment of Senator Jim Sasser as an Independent Director of the Company.
Senator Sasser has devoted more than a quarter century to public service. He practiced law in Nashville, Tennessee until he was elected to the United States Senate in 1976. He was a United States Senator from Tennessee for 18 years. Senator Sasser served as Chairman of the Senate Budget Committee as well as Chairman of various subcommittees on the Appropriations Committee, the Banking Committee and the Governmental Affairs committee.
In 1995, Senator Sasser was appointed a Fellow at the Kennedy School at Harvard University. While at Harvard, he was appointed Ambassador to the People’s Republic of China by President Bill Clinton and served in that capacity for almost four years. He played a pivotal role in stabilizing Sino-US relations and traveled with President Jiang Zemin on his historic State visit to the United States in 1997.
Senator Sasser serves on the Board of Trustees of the National Geographic Society, on the Board of the Elliott School of International Relations at George Washington University and is a member of the Council on Foreign Relations. He is presently a senior advisor to FedEx Corporation and senior counselor to APCO Worldwide in Washington, DC. He has served as a consultant to other US corporations doing business in China, including Ford Motor Company, the former Unocal Corporation, and Brown-Forman Corporation.
Senator Sasser was educated at Vanderbilt University where he received a Bachelor of Arts degree in 1958 and a Doctor of Jurisprudence degree from Vanderbilt Law School in 1961. In 1998, Senator Sasser was selected as a distinguished alumnus of Vanderbilt Law School. He has also served in the US Marine Corps.
Commenting on the election of Senator Sasser to the Board of Directors of GreenHunter, Mr. Gary C. Evans, Chairman and CEO stated, “I have had the privilege of serving on another Board with Jim over the last several years and have come to respect his judgment and wisdom. Jim has already been of assistance to GreenHunter Energy and our shareholders but helping to bridge the cultural gap with our new business interests in China as it relates to wind turbine procurement. With our plans to significantly expand our existing renewable portfolio in China over the next several years, there is no doubt that Jim’s relationships and political connections within China will be most valuable to our efforts.”
GreenHunter Energy is focused on the renewable energy sectors of wind, solar, biofuels, and biomass power plants. Our assets consist of leases of real property for future development of wind energy projects located in Montana, New Mexico and California, a former waste oil and chemical refinery currently being converted to the nation’s largest biodiesel refinery located in Houston, Texas, and a biomass power plant located in El Centro, California. Headquartered in Grapevine, Texas, GreenHunter Energy was formed to be the first publicly traded renewable energy company that provides to investors a portfolio of diversified assets in the alternative energy sector.
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For Further Information Contact:
GreenHunter Energy, Inc.
Jack W. Zedlitz
1048 Texan Trail
Grapevine, TX 76051
Tel: (972) 410-1044
jzedlitz@greenhunterenergy.com